Exhibit 99.36

[Executive Name]

[Executive Address]

Dear                     :

Recent tax legislation (commonly referred to as “Section 409A”) has significantly changed the tax rules relating to deferred compensation arrangements.  You have previously executed an agreement with the Company relating to compensation and benefits that may become payable upon a termination of employment in connection with a change in control of the Company (your “CIC Agreement”), which is impacted by Section 409A.

Your CIC Agreement would be considered a deferred compensation arrangement subject to Section 409A and possibly in violation of Section 409A unless certain provisions are revised.  If these revisions are not made, some of the payments and benefits that could become payable to you under the CIC Agreement may be subject to an additional 20% income tax plus interest under the Section 409A rules.  This letter describes the revisions to the CIC Agreement that are necessary to comply with Section 409A and/or to be exempt from Section 409A.

By executing below, you agree to the following amendments to your CIC Agreement:

Amendment of Section 5.4(a) – Continued Welfare Benefits

General Information

First, Section 5.4(a) of your CIC Agreement provides that upon a termination of your employment by the Company other than for Cause, Disability or death, or upon a termination of your employment for Good Reason, the Company will maintain for three years the group medical, dental and vision coverages, life insurance, disability and similar coverages in which you are entitled to participate immediately prior to your termination of employment as if your employment had not terminated.  The CIC Agreement provides that you will continue to pay the active employee costs except that the Company will pay you an additional amount equal to your costs for the group medical, dental and vision coverages, including dependent coverage.

Dental & Vision

To comply with IRS rules including Section 409A, this provision of the CIC Agreement must be amended to require you to pay the full COBRA premium for dental and vision coverages each month during the 3 year period.  Because of this change, the CIC Agreement is also being amended to provide you within 5 days of your termination of employment a lump sum amount equal to 3 times the full annual premium (at COBRA rates) for dental and vision coverages

(based on your current coverages and increased by an inflation factor for each year) plus an additional amount to gross-up such payment for federal, and if applicable, state income taxes.

Medical Insurance

If you are entitled to Company retiree medical coverage (either because you meet the eligibility requirements at the time of your termination of employment or based on the additional age and service credited to you under the CIC Agreement), you will start your retiree medical coverage at the time of your termination of employment, so you will not need or be entitled to the three years of medical coverage (please see section below re: retiree medical coverage issues under Section 409A).

If you are not entitled to Company retiree medical coverage, you will be able to participate in the Company’s medical plan for three years following your termination of employment by paying the full COBRA premium for such coverage.  To comply with Section 409A, within 5 days of your termination of employment, the Company will pay you a lump sum amount equal to the estimated cost of the 3 years of medical premiums, grossed up for income taxes.

Disability and Life Insurance

As stated in the CIC agreement, your disability and term life insurance will be continued for the 3-year period as long as you pay the active employee rate for such coverage.  The company will first attempt to utilize existing vendors to provide this coverage; however, if these vendors will not write coverage for terminated employees then the company will either: a) obtain the same coverage from another vendor with no additional cost to you, or b) self-insure for the same coverage with no additional cost to you.  Thus, no changes are required to these provisions in the original CIC agreement to comply with Section 409A.

Other Items

Under Section 5.4(a) of the CIC, you are also eligible to receive : a) an executive physical for three years after the date of your termination, such cost not to exceed $1,500 per year, AND b) executive financial counseling for three years after the date of your termination based upon the cost schedule currently in place with AYCO Financial Advisors.  To comply with Section 409A, within 5 days of your termination of employment, the Company will pay you: 1) a lump sum amount equal to $4,500 to cover the cost of an executive physical for three years and, 2) an amount equal to the cost of three years’ executive financial counseling with AYCO Financial Advisors based upon the cost schedule current in place with AYCO Financial Advisors increased by an appropriate inflation factor.

Amendment to Sections 5.4(b) and (c) – Retiree Medical

Section 5.4(b) of the CIC Agreement provides that if you have satisfied the age and service requirements for receiving Company retiree medical coverage as of your date of termination, you and your spouse will be covered by the Company’s retiree medical coverage program and that the Company will pay you an additional amount for your costs for the coverage.  If the retiree medical program is terminated or does not permit your participation, the Company will arrange for other coverage at the Company’s expense for the remainder of your life and the life of your surviving spouse, if any.

Section 5.4(c) of the CIC Agreement provides that if you do not satisfy the age and service requirements for Company retiree medical coverage as of your date of termination but you would satisfy such requirements after being credited with the additional years of age and service provided for in the CIC Agreement, then the Company will arrange for such coverage at the Company’s expense for the remainder of your life and the life of your surviving spouse.

To comply with Section 409A, these provisions must be amended to provide that, if you meet the requirements for retiree medical coverage either at the time of termination of employment or based on the additional years of age and service credited to you under the CIC Agreement, the Company will allow you to participate in the Company retiree medical plan or obtain substantially similar coverage for you for the remainder of your life and the life of your surviving spouse as long as you continue to pay the full cost of such coverage.  To compensate you for the fact that you will have to pay the full cost of the retiree coverage to comply with Section 409A, the Company will pay you, based upon your choice, either (i) a lump sum payable within 5 days of your termination of employment equal to the actuarially estimated present value of the estimated future premium payments for your life and the life of your spouse, grossed up for income taxes, or (ii) a lump sum payment within 5 days of your termination of employment and each January thereafter for your life and the life of your spouse equal to the actuarially estimated premium payments for such year, grossed up for income taxes.

Please indicate at the bottom of this letter agreement whether you are electing (i) the lump sum payment at the time of termination of employment or (ii) annual payments for life.  If you do not properly elect before December 31, 2005, you will be deemed to have elected (i) the lump sum payment at the time of termination of employment.

Section 5.4(e) – 401(k) Plan

The CIC Agreements provides that you will continue to participate in the 401(k) plan for the three-year period following your termination of employment or, if not permitted, the Company will pay you the total Company contributions that would have been made to the 401(k) plan during such period.  This agreement clarifies that you are not legally permitted to participate in the 401(k) plan following your termination of employment; thus, you will receive within 5 days of your termination of employment the lump sum amount equal to the Company contributions that would have been paid to the 401(k) plan.

Six Month Delay

Under Section 409A, there is a requirement that payments of deferred compensation to key employees such as you cannot be made for six months following termination of employment.   If the proposed merger becomes effective during 2006 and if your employment is terminated by you for Good Reason or by the Company other than for Cause, death or Disability during 2006 or during January or February of 2007, it is expected that all payments under the CIC Agreement will be exempt from this 6-month delay except for the payment of the retiree medical premiums if you are entitled to such payments and if you elected to receive such payments in annual installments rather than a lump sum at the time of termination of employment.  Thus, if you are entitled to installment payments of estimated retiree medical premiums, no payment will be made until 6 months and a day following your termination of employment, at which point any missed installments will be paid.

If your employment terminates during or after March, 2007, fewer exemptions are available under Section 409A and most of the payments under the CIC Agreement may be subject to the six month delay.  If and to the extent applicable, all delayed payments will be paid six months and a day following your termination of employment.

Compliance with Section 409A

The CIC Agreement, as amended as described in this letter agreement, will be administered so that all benefits and payments will be exempt from Section 409A of the Internal Revenue Code of 1986 or, if that is not possible, so that they will comply with Section 409A.  Future guidance or interpretations regarding Section 409A may require additional changes, and such changes will be made only to the minimum extent necessary to comply with Section 409A.

Please acknowledge that you understand and consent to the amendment of your CIC Agreement as provided in this letter by signing below and making the election below regarding the desired time of payment of estimated retiree medical premiums, and returning this signed letter to me by expedited delivery or by fax (727-227-8091) by no later than 12:00 NOON on December 31, 2005].

If you have any questions regarding the matters discussed in this letter agreement or regarding your CIC Agreement, please call me at 727-735-1390 (cell) or Walter Korchun at 727-804-4419 (cell).

Sincerely,

Sherri P. Nadeau

EXECUTIVE ACKNOWLEDGMENT AND ELECTION

By signing below, I acknowledge that I understand and consent to the amendments to my CIC Agreement as described in this letter agreement and as elected below.

In addition, if I terminate for Good Reason or am terminated by the Company under circumstances that entitle me to benefits under the CIC Agreement and if I am entitled to retiree medical benefits under either Section 5.4(b) or Section 5.4(c) of the CIC Agreement, I elect (please initial either (1) or (2)):

☐            1.  To be paid in a lump sum within 5 days following termination of employment an amount equal to the present value of the estimated future premiums for retiree medical coverage for my life and the life of my spouse, grossed up for income taxes (generally not subject to six month delay); or

☐            2.  To be paid each year for my life and the life of my spouse an amount equal to the estimated premiums for retiree medical coverage for such year, grossed up for income taxes (generally subject to a six month delay for this item only).

Although the Company believes that these amendments will enable most CIC payments to fall outside of Section 409A, thus enabling them to be paid within 5 days of my termination of employment, I do understand that this is a new area of the law, open to interpretation, and subsequent changes or other factors may require a delay of payment despite the Company’s best efforts.  I understand that Section 409A could require some or all of these payments under the CIC Agreement to be delayed until the date six months and a day following my termination of employment.  The Company hereby commits to provide me with ongoing information about this matter prior to the date of my termination so that I can plan accordingly and will use its best efforts to insure all payments due to me are made within 5 days of termination.

Date	[Executive Name}